EXHIBIT 99.1

NEW YORK--(BUSINESS WIRE)--August 5,1999-- $3 Billion Executive Office Suite Market Continues to Rapidly Grow and Evolve

Reckson Service Industries, Inc. (RSI) RSII , a leading provider of outsourced business services, has increased its ownership in VANTAS sm Incorporated (VANTAS), the largest U.S. executive office suite owner, from 21.1 percent on a diluted basis to 28.7 percent, with a $23 million equity investment. With this investment, RSI increases the percentage of "as if converted" voting shares it controls from 45.9 percent to 52.4 percent. This investment has been made as a part of a $30 million financing, a further portion of which RSI intends to purchase within the next 30 days.

VANTAS was formed in January 1999 through RSI's merger of InterOffice/Reckson Executive Centers with Alliance National Incorporated. VANTAS, which had 1998 pro forma revenues of approximately $195 million, operates approximately 180 executive office centers worldwide, offering small to medium-sized companies and the mobile workforce of larger corporations access to high-quality private offices, conference rooms, flexible on-demand work spaces, high speed internet access, state-of-the-art technology, personalized telephone answering services, on-site technical support and additional business support and information services. The company has more than 30 additional executive centers under letter of intent or contract and plans to continue aggressive expansion domestically and internationally through development and acquisition.

"The executive office suite business, which continues to expand rapidly due to an increasingly mobile and entrepreneurial work force, is an integral part of the 'Virtual Corporate Infrastructure' RSI is building to serve small to medium-sized businesses," said Scott H. Rechler, president and CEO of RSI. "RSI plans to add new, complementary outsourced services products as part of our goal to create a network of best-in-class outsourced business services in this more than $200 billion outsourcing market."

Mr. Rechler continued, "There is a tremendous opportunity to enhance the traditional delivery of outsourced business services with Web-based delivery of services. This is a major focus for RSI."

Reckson Service Industries, Inc. is creating a network of best-in-class outsourced business services to serve small and medium-sized businesses, satellite offices and the mobile workforce of larger corporations, offering a "Virtual Corporate Infrastructure" that will afford customers the same high-powered operating resources available to America's top CEOs. These services are presently offered through VANTAS, the largest U.S. executive office suite owner, and OnSite Access, a DSL- and Fiber-based Integrated Communications Provider of high-speed internet access, local and long distance phone service, and other enhanced communication services.

Certain matters discussed within this press release are forward-looking statements within the meaning of the federal securities laws. Although Reckson Service Industries (RSI) believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that could cause actual results to differ materially from RSI expectations include changes in the business services industry, failure to consummate anticipated transactions, finding acquisition opportunities which meet its investment strategy, general economic conditions, competition, interest rates, available capital, conflicts of interests of management, and other risks detailed from time to time in the RSI reports filed with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and reports on Form 8-K.